UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 28, 2010

CORE MOLDING TECHNOLOGIES, INC.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-12505	31-1481870
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

800 Manor Park Drive, Columbus, Ohio		43228-0183
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	614-870-5000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On January 28, 2010, Core Molding Technologies, Inc. and Core Composites Corporation, its wholly-owned subsidiary (collectively referred to herein as "Core"), entered into a first addendum to its Comprehensive Supply Agreement, dated June 23, 2008 (the "Supply Agreement") with Navistar, Inc. ("Navistar").

The addendum to the Supply Agreement contains certain commitments of both Core and Navistar regarding the shift of production from Core's Columbus, Ohio manufacturing facility to its Matamoros, Mexico manufacturing facility. The shift from Columbus to Matamoros is being driven by Navistar's relocation of certain production to its Escobedo, Mexico assembly plant. Under the terms of the supply agreement, Navistar will continue to purchase one-hundred percent of its original equipment and service requirement that presently exist for specified fiberglass reinforced products and sheet molding compound from Core.

Core will incur approximately three million dollars of expense for transfer and start up costs as well as one million dollars of capital costs, associated with providing additional compression molding presses and related equipment at its Matamoros manufacturing facility to support the products being relocated.

Navistar is Core's largest customer and accounted for approximately 57% of Company’s 2008 total revenue, and is also a significant stockholder, owning approximately 9.8% of the Company’s outstanding common stock.

Core intends to seek confidential treatment of certain terms contained in the addendum to the Supply Agreement, which will be filed as an exhibit to the Company’s annual report on Form 10-K for the year ended December 31, 2009.

Item 7.01 Regulation FD Disclosure.

A copy of the press release issued by Core announcing the addendum to the Supply Agreement is attached hereto as Exhibit 99(a).

Item 9.01 Financial Statements and Exhibits.

Exhibit 99(a)

Press Release

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORE MOLDING TECHNOLOGIES, INC.

February 3, 2010	By:	Herman F. Dick, Jr.

Name: Herman F. Dick, Jr.
Title: Vice President, Secretary, Treasurer and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.(a)	Press release